    EXHIBIT 99.1

Shutterstock Reports First Quarter 2023 Financial Results

New York, NY - April 25, 2023 - Shutterstock, Inc. (NYSE: SSTK) (the “Company”), a premier partner for transformative brands, newsrooms and media companies, today announced financial results for the first quarter ended March 31, 2023.
Commenting on the Company’s performance, Paul Hennessy, the Company’s Chief Executive Officer, said, “We are pleased to report an exceptional quarter for Shutterstock. We integrated generative AI into our offering and also concluded landmark data partnerships with some of the largest companies in the world. Our investments are paying tangible dividends, as demonstrated by record Adjusted EBITDA in the first quarter and increased guidance for the full year. Shutterstock is an extremely exciting place to be right now with our end-to-end creative platform uniquely positioning us for sustained growth and profitability.”

First Quarter 2023 highlights as compared to First Quarter 2022:
    Financial Highlights
•Revenue increased 8% to $215.3 million. On a constant currency basis, revenue increased 10%.
•Income from operations increased 26% to $40.4 million.
•Net income increased 24% to $32.8 million.
•Adjusted EBITDA increased 27% to $69.8 million.
•Net income per diluted share increased $0.19 to $0.90.
•Adjusted net income per diluted share increased $0.29 to $1.29.
•Operating cash flows increased $44.1 million to $66.8 million.
•Free cash flow increased $40.7 million to $50.9 million.

    Key Operating Metrics
•Subscribers increased to 559,000.
•Subscriber revenue increased to $90.6 million.
•Average revenue per customer increased to $356.
•Paid downloads decreased to 42.7 million.
•Revenue per download increased to $4.41.
•Image collection expanded to 615 million images.
•Footage collection expanded to 47 million clips.

SHUTTERSTOCK INVESTOR RELATIONS MICRO SITE
Accessible at content.shutterstock.com/investor-report/index.html.

FIRST QUARTER RESULTS
Revenue
First quarter revenue of $215.3 million increased $16.1 million or 8% as compared to the first quarter of 2022. Revenue generated through our E-commerce sales channel decreased 6% as compared to the first quarter of 2022, to $119.8 million, and represented 56% of total revenue in the first quarter of 2023. The decline in E-commerce revenue was primarily driven by weakness in customer acquisition, partially offset by revenue generated from Pond5 which was acquired in May 2022. Revenue from our Enterprise sales channel increased 33% as compared to the first quarter of 2022, to $95.5 million, and represented 44% of first quarter revenue in 2023. The increase in Enterprise revenues was primarily driven by growth in our computer vision data partnerships and our Studios business, in addition to revenue generated from our acquisitions of Pond5 and Splash News.
On a constant currency basis, revenue increased 10% in the first quarter of 2023 as compared to the first quarter of 2022. On a constant currency basis, E-commerce revenue decreased by 4% and Enterprise revenues increased by 35% in the first quarter of 2023, as compared to 2022.
Net income and net income per diluted share
Net income of $32.8 million increased $6.3 million as compared to $26.6 million for the first quarter in 2022. Net income per diluted share was $0.90, as compared to $0.71 for the same period in 2022. These increases are due primarily to the first quarter 2023 revenue growth.
Adjusted net income per diluted share was $1.29 as compared to $1.00 for the first quarter of 2022, an increase of $0.29 per diluted share.
Adjusted EBITDA
Adjusted EBITDA of $69.8 million for the first quarter of 2023 increased by $15.0 million, or 27%, as compared to the first quarter of 2022, due primarily to increased revenue. The adjusted EBITDA margin of 32.4% for first quarter of 2023 increased by 490 basis points, as compared 27.5% in the first quarter of 2022.
FIRST QUARTER LIQUIDITY
Our cash and cash equivalents decreased by $19.3 million to $95.8 million at March 31, 2023, as compared with $115.2 million as of December 31, 2022. This decrease was driven by $70.7 million used in financing activities and $15.9 million used in investing activities, partially offset by $66.8 million of net cash provided by our operating activities.
Net cash provided by our operating activities was driven by our operating income, in addition to changes in the timing of cash collections from our customers and payments pertaining to operating expenses. Cash used in investing activities primarily consists of $15.9 million related to capital expenditures and content acquisition. Cash used in financing activities primarily consists of $50.0 million used for the repayment of our Credit Facility and $9.7 million related to the payment of the quarterly cash dividend.
Free cash flow was $50.9 million for the first quarter of 2023, an increase of $40.7 million from the first quarter of 2022. This change was primarily driven by growth in cash flows from operating activities.

QUARTERLY CASH DIVIDEND
During the three months ended March 31, 2023, the Company declared and paid a cash dividend of $0.27 per common share or $9.7 million.
On April 17, 2023, the Board of Directors declared a dividend of $0.27 per share of outstanding common stock, payable on June 15, 2023 to stockholders of record at the close of business on June 1, 2023.

KEY OPERATING METRICS

	Three Months Ended March 31,
	2023	2022

Subscribers (end of period)(1)	559,000	359,000
Subscriber revenue (in millions)(2)	$90.6	$85.4

Average revenue per customer (last twelve months)(3)	$356	$355
Paid downloads (in millions)(4)	42.7	44.6
Revenue per download(5)	$4.41	$4.22
Content in our collection (end of period, in millions)(6):
Images	615	405
Footage clips	47	25
_______________________________________________________________________________________________________________________
Subscribers, Subscriber Revenue and Average Revenue Per Customer from acquisitions are included in these metrics beginning twelve months after the closing of the respective business combination. Accordingly, the metrics include Subscribers, Subscriber revenue, and Average revenue per customer from TurboSquid beginning February 2022 and from PicMonkey beginning September 2022. These metrics exclude the respective customer counts and revenues from our acquisitions of Pond5 and Splash News.
(1) Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2) Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3) Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4) Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude content related to our Studios business, downloads of content that are offered to customers for no charge, including our free trials and downloads associated with our computer vision offering.
(5) Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from our Studios business, revenue that is not derived from or associated with content licenses and revenue associated with our computer vision offering.
(6) Content in our collection represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library at the end of the period. This metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, content from our Studios business and Editorial content. Prior to December 31, 2022, this metric only included approved images and footage clips in our library on shutterstock.com at the end of the period.

2023 GUIDANCE
The Company increased its guidance for the full year 2023, to the following:

•Revenue of $844 million to $853 million, representing annual growth of 2% to 3%.
•Adjusted EBITDA of between $227 million to $231 million.
•Adjusted net income per diluted share of between $4.00 to $4.10.

NON-GAAP FINANCIAL MEASURES
To supplement Shutterstock’s consolidated financial statements presented in accordance with the accounting principles generally accepted in the United States, or GAAP, Shutterstock’s management considers certain financial measures that are not prepared in accordance with GAAP, collectively referred to as non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow.
Shutterstock defines adjusted EBITDA as net income adjusted for depreciation and amortization, non-cash equity-based compensation, foreign currency transaction gains and losses, severance costs associated with strategic workforce optimizations, interest income and expense and income taxes; adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue; adjusted net income as net income adjusted for the impact of non-cash equity-based compensation, amortization of acquisition-related intangible assets, severance costs associated with strategic workforce optimizations and the estimated tax impact of such adjustments; adjusted net income per diluted share as adjusted net income divided by weighted average diluted shares; revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for all periods in the comparison; billings as revenue adjusted for the change in deferred revenue, excluding deferred revenue acquired through business combinations; and free cash flow as cash provided by operating activities, adjusted for capital expenditures, and content acquisition. These figures have not been calculated in accordance with GAAP and should be considered only in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. Shutterstock cautions investors that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.
Shutterstock’s management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are useful to investors because these measures enable investors to analyze Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share provide useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance; and revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s operating performance. Management also believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Shutterstock’s management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in internal-use software and website development costs to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis for making resource allocation decisions.
Shutterstock’s management also uses the non-GAAP financial measures adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
Reconciliations of the differences between adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings, free cash flow, and the most comparable financial measures calculated and presented in accordance with GAAP, are presented under the headings “Reconciliation of Non-GAAP Financial Information to GAAP” and “Supplemental Financial Data” immediately following the Consolidated Balance Sheets.

We do not provide a reconciliation of adjusted EBITDA guidance to net income guidance or a reconciliation of adjusted net income per diluted share guidance to net income per diluted share guidance, because we are unable to calculate with reasonable certainty the impact of potential future transactions, including, but not limited to, capital structure transactions, restructuring, acquisitions, divestitures or other events and asset impairments, without unreasonable effort. These amounts depend on various factors and could have a material impact on net income and net income per diluted share, but may be excluded from adjusted EBITDA and adjusted net income per diluted share. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

EARNINGS TELECONFERENCE INFORMATION
The Company will discuss its first quarter and full year financial results during a teleconference today, April 25, 2023, at 8:30 AM Eastern Time. The conference call is being webcast live at the Company's website at http://investor.shutterstock.com/. The webcast is listen-only. Those interested in participating in the question-and-answer session should register using the link below.
Participants may register for the call here (https://edge.media-server.com/mmc/p/pnmfv5x7) to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).
A webcast replay of the call will be available on the Company's website beginning on April 25, 2023 at approximately 10:30 AM Eastern Time.

ABOUT SHUTTERSTOCK
Shutterstock, Inc. (NYSE: SSTK) is a premier partner for transformative brands, newsrooms and media companies, empowering the world to create with confidence. Fueled by millions of creators around the world and a fearless approach to product innovation, Shutterstock is the leading global platform for licensing from the most extensive and diverse collection of high-quality 3D models, videos, music, photographs, vectors and illustrations. From the world's largest content marketplace, to breaking news and A-list entertainment editorial access, to all-in-one content editing platform and studio production service—all using the latest in innovative technology—Shutterstock offers the most comprehensive selection of resources to bring storytelling to life.
Learn more at www.shutterstock.com and follow us on LinkedIn, Instagram, Twitter, Facebook and YouTube.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly in the discussion under the caption “2023 Guidance.” All statements other than statements of historical fact are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding guidance, industry prospects, future business, future results of operations or financial condition, new or planned features, products or services, management strategies and our competitive position. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Such risks and uncertainties include, among others, those discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in other documents that the Company may file from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, Shutterstock’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements contained in this press release are made only as of this date and Shutterstock assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Relations Contact	Press Contact
Chris Suh	Lori Rodney
ir@shutterstock.com	press@shutterstock.com
646-257-4825	917-563-4991

Shutterstock, Inc.
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022

Revenue	$215,280	$199,132

Operating expenses:
Cost of revenue	78,163	69,451
Sales and marketing	47,527	53,329
Product development	15,406	13,626
General and administrative	33,815	30,808
Total operating expenses	174,911	167,214
Income from operations	40,369	31,918
Other income, net	1,045	758
Income before income taxes	41,414	32,676
Provision for income taxes	8,571	6,104
Net income	$32,843	$26,572

Earnings per share
Basic	$0.92	$0.73
Diluted	$0.90	$0.71

Weighted average common shares outstanding:
Basic	35,856	36,303
Diluted	36,575	37,204

Shutterstock, Inc.
Consolidated Balance Sheets
(In thousands, except par value amount)
(unaudited)

	March 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$95,832	$115,154
Accounts receivable, net of allowance of $6,566 and $5,830	48,303	67,249
Prepaid expenses and other current assets	34,765	33,268
Total current assets	178,900	215,671
Property and equipment, net	56,604	54,548
Right-of-use assets	16,819	17,593
Intangibles assets, net	167,807	173,087
Goodwill	382,640	381,920
Deferred tax assets, net	17,714	16,533
Other assets	22,039	21,832
Total assets	$842,523	$881,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,778	$7,183
Accrued expenses	72,802	89,387
Contributor royalties payable	41,036	38,649
Deferred revenue	180,698	187,070
Debt	—	50,000
Other current liabilities	11,148	11,445
Total current liabilities	313,462	383,734
Deferred tax liability, net	4,766	4,465
Lease liabilities	34,017	35,611
Other non-current liabilities	13,744	9,892
Total liabilities	365,989	433,702
Commitment and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 39,690 and 39,605 shares issued and 35,914 and 35,829 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	396	396
Treasury stock, at cost; 3,776 shares as of March 31, 2023 and December 31, 2022	(200,008)	(200,008)
Additional paid-in capital	395,934	391,482
Accumulated other comprehensive loss	(14,020)	(15,439)
Retained earnings	294,232	271,051
Total stockholders’ equity	476,534	447,482
Total liabilities and stockholders’ equity	$842,523	$881,184

Shutterstock, Inc.
Consolidated Statements of Cash Flows
(In thousands, except par value amount)
(unaudited)

	Three Months Ended March 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$32,843	$26,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,896	15,065
Deferred taxes	(977)	(1,242)
Non-cash equity-based compensation	8,643	7,826
Bad debt expense	790	361
Changes in operating assets and liabilities:
Accounts receivable	19,168	2,366
Prepaid expenses and other current and non-current assets	5,189	(1,376)
Accounts payable and other current and non-current liabilities	(12,716)	(26,717)
Contributor royalties payable	2,246	1,030
Deferred revenue	(7,307)	(1,162)
Net cash provided by operating activities	$66,775	$22,723

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(12,380)	(11,775)
Acquisition of content	(3,527)	(734)
Security deposit payment	(30)	(16)
Net cash used in investing activities	$(15,937)	$(12,525)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of treasury shares	—	(38,372)
Proceeds from exercise of stock options	3	—
Cash paid related to settlement of employee taxes related to RSU vesting	(11,008)	(18,496)
Payment of cash dividend	(9,662)	(8,706)
Payment of Credit Facility	(50,000)	—
Net cash used in financing activities	$(70,667)	$(65,574)

Effect of foreign exchange rate changes on cash	507	(529)
Net decrease in cash and cash equivalents	(19,322)	(55,905)

Cash and cash equivalents, beginning of period	115,154	314,017
Cash and cash equivalents, end of period	$95,832	$258,112

Supplemental Disclosure of Cash Information:
Cash (received) / paid for income taxes	$(5,150)	$1,666
Cash paid for interest	428	—

Shutterstock, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In thousands, except per share information)
(unaudited)
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are not financial measures prepared in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP. Investors are cautioned that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

	Three Months Ended March 31,
	2023	2022
Net income	$32,843	$26,572
Add / (less) Non-GAAP adjustments:
Depreciation and amortization	18,896	15,065
Non-cash equity-based compensation	8,643	7,826
Other adjustments, net (1)	811	(758)
Provision for income taxes	8,571	6,104
Adjusted EBITDA	$69,764	$54,809
Adjusted EBITDA margin	32.4%	27.5%
____________________________________________________________________________________________________________________
(1)Other adjustments, net includes unrealized foreign currency transaction gains and losses, severance costs associated with strategic workforce optimizations and interest income and expense.

	Three Months Ended March 31,
	2023	2022
Net income	$32,843	$26,572
Add / (less) Non-GAAP adjustments:
Non-cash equity-based compensation	8,643	7,826
Tax effect of non-cash equity-based compensation (2)	(2,031)	(1,838)
Acquisition-related amortization expense (3)	8,158	6,045
Tax effect of acquisition-related amortization expense (2)	(1,917)	(1,421)
Other	1,856	—
Tax effect of other(2)	(418)	—
Adjusted net income	$47,134	$37,184

Net income per diluted share	$0.90	$0.71
Adjusted net income per diluted share	$1.29	$1.00
Weighted average diluted shares	36,575	37,204
____________________________________________________________________________________________________________________
(2)Statutory tax rates are used to calculate the tax effect of the adjustments.
(3)Of these amounts, $7.5 million and $5.5 million are included in cost of revenue for the three months ended March 31, 2023 and 2022, respectively. The remainder of acquisition-related amortization expense is included in general and administrative expense in the Statement of Operations.

	Three Months Ended March 31,
	2023	2022
Total Revenues	$215,280	$199,132

Revenue growth	8%	9%
Revenue growth on a constant currency basis	10%	11%

E-commerce revenues	$119,754	$127,070
Revenue growth: E-commerce	(6)%	7%
Revenue growth: E-commerce on a constant currency basis	(4)%	9%

Enterprise revenues	$95,526	$72,062
Revenue growth: Enterprise	33%	11%
Revenue growth: Enterprise on a constant currency basis	35%	13%

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$66,775	$22,723
Capital expenditures	(12,380)	(11,775)
Content acquisition	(3,527)	(734)
Free cash flow	$50,868	$10,214

	Three Months Ended March 31,
	2023	2022
E-commerce revenue	$119,754	$127,070
Enterprise revenue	$95,526	$72,062
Total revenue	$215,280	$199,132

Change in total deferred revenue	$(6,372)	$(2,245)
Total billings	$208,908	$196,887

Shutterstock, Inc.
Supplemental Financial Data
(unaudited)

 Historical Operating Metrics

	Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Subscribers (end of period, in thousands) (1)	559	586	607	368	359	343	336	321
Subscriber revenue (in millions) (2)	$90.6	$88.8	$87.7	$84.7	$85.4	$81.4	$81.5	$78.1

Average revenue per customer (last twelve months) (3)	$356	$341	$329	$359	$355	$368	$361	$356
Paid downloads (in millions) (4)	42.7	42.5	42.8	43.4	44.6	45.0	44.3	44.9
Revenue per download (5)	$4.41	$4.49	$4.43	$4.46	$4.22	$4.29	$4.20	$4.17
Content in our collection (end of period, in millions): (6)
Images	615	600	424	415	405	400	390	380
Footage clips	47	45	27	26	25	24	23	22
Subscribers, Subscriber Revenue and Average Revenue Per Customer from acquisitions are included in these metrics beginning twelve months after the closing of the respective business combination. Accordingly, the metrics include Subscribers, Subscriber revenue, and Average revenue per customer from TurboSquid beginning February 2022 and from PicMonkey beginning September 2022. These metrics exclude the respective customer counts and revenues from our acquisitions of Pond5 and Splash News.
(1) Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2) Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3) Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4) Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude content related to our Studios business, downloads of content that are offered to customers for no charge, including our free trials and downloads associated with our computer vision offering.
(5) Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from our Studios business, revenue that is not derived from or associated with content licenses and revenue associated with our computer vision offering.
(6) Content in our collection represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library at the end of the period. This metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, content from our Studios business and Editorial content. Prior to December 31, 2022, this metric only included approved images and footage clips in our library on shutterstock.com at the end of the period.

Equity-Based Compensation by expense category

	Three Months Ended
($ in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Cost of revenue	$184	$160	$173	$156	$78	$54	$(49)	$194
Sales and marketing	604	1,426	1,503	1,629	928	857	638	926
Product development	2,448	3,085	2,957	2,557	1,781	2,017	1,675	1,799
General and administrative	5,407	7,111	4,455	2,702	5,039	6,612	6,479	6,767
Total non-cash equity-based compensation	$8,643	$11,782	$9,088	$7,044	$7,826	$9,540	$8,743	$9,686

Depreciation and Amortization by expense category

	Three Months Ended
($ in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Cost of revenue	$17,866	$17,341	$16,856	$15,172	$13,759	$13,682	$11,343	$8,214
General and administrative	1,031	1,295	1,404	1,338	1,305	1,358	2,146	1,937
Total depreciation and amortization	$18,897	$18,636	$18,260	$16,510	$15,064	$15,040	$13,489	$10,151